BlackRock Funds II (the "Registrant")
BlackRock Floating Rate Income Portfolio (the "Fund")

77I:
Terms of new or amended securities
Effective September 12, 2017, the Board approved the Registrant's Sixth Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 (the "Sixth Amended and Restated 18f-3 Plan"), which amended the criteria regarding investors eligible to purchase Class K Shares of the Fund.  A copy of the Sixth Amended and Restated 18f-3 Plan is attached hereto under sub-item 77Q1(d).

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